UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

Versar, Inc.

(Name of Registrant as Specified by its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fees paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date filed:

October 1, 2013

On behalf of the Board of Directors and management team, I cordially invite you to attend Versar, Inc.’s 2013 Annual Meeting of Stockholders to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Tuesday, November 12, 2013, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance for fiscal year 2013 and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the Springfield Golf and Country Club by car, from either I-95 or I-495. From I-95: exit Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House. From I-495: exit I-95 South to Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House.

We are providing our stockholders access to our proxy materials and our 2013 annual report over the Internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while reducing the environmental impact of our annual meeting. On or about October 1, 2013 we will mail to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the 2013 annual report online and how to vote online. If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The Notice includes instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Our stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares of stock be represented at the meeting. We hope you will be able to join us. Whether you plan to attend or not, we encourage you to vote as promptly as possible via the Internet or by telephone. If you request a printed copy of the proxy materials, please complete, sign, date, and return the proxy card you will receive in response to your request as soon as possible or you can vote via the Internet or by telephone. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

NOTICE OF 2013 ANNUAL MEETING

The 2013 Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Tuesday, November 12, 2013, at 10:00 a.m. local time for the following purposes:

1.	Election of eight directors to serve until the 2014 Annual Meeting of Stockholders;

2.	Advisory vote on executive compensation;

3.	Advisory vote on the frequency of an advisory vote on executive compensation;

4.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2014; and

5.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 20, 2013 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

Whether you plan to attend the 2013 Annual Meeting or not, we encourage you to vote as promptly as possible via the Internet or by telephone. If you request a printed copy of the proxy materials, please complete, sign, date, and return the proxy card you will receive in response to your request as soon as possible or you can vote via the Internet or by telephone. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

By Order of the Board of Directors,

Joshua J. Izenberg
Secretary

October 1, 2013

IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 12, 2013. This Proxy Statement and the Versar Annual Report to Stockholders for fiscal year 2013 are available at http://www.cfpproxy.com/7054.

Notice of 2013 Annual Meeting of Stockholders

TABLE OF CONTENTS

SUMMARY INFORMATION	6

GENERAL INFORMATION	8
Purpose of Annual Meeting	8
Record Date and Voting Rights	8
Voting Procedures	8
Revocation of Proxies	9
Method and Cost of Soliciting Votes	9

PROPOSAL NO. 1 ELECTION OF DIRECTORS	10
Nominees for Election	10
Director Qualifications and Experience	10

CORPORATE GOVERNANCE	13
Board's Leadership Structure	13
Risk Oversight	13
Committees of the Board of Directors	13
Board and Committee Meetings; Annual Meeting Attendance	14
Compensation Committee Interlocks and Insider Participation	14
Director Compensation Fiscal Year 2013	15
Corporate Governance	16
Related Persons Transactions	17
Code of Business Ethics and Conduct	17

STOCK OWNERSHIP INFORMATION	18
Stock Ownership of Certain Beneficial Owners	18
Stock Ownership of Directors and Officers	19
Section 16(a) Beneficial Ownership Reporting Compliance	20

COMPENSATION DISCUSSION AND ANALYSIS	21
Overview	21
Executive Compensation Philosophies and Policies	21
Incentive Compensation Philosophy and Policies	22
Compensation Process	24
Compensation Decisions	25

COMPENSATION COMMITTEE REPORT	27

COMPENSATION TABLES	28
Summary Compensation Table	28
Grant of Plan Based Awards	29
Outstanding Equity Awards at Fiscal Year End	30
Stock Vested	30

CHANGE IN CONTROL AGREEMENTS	32

RISK CONSIDERATIONS	34

Page | 4	Versar, Inc. 2013 Proxy Statement

TABLE OF CONTENTS

AUDIT COMMITTEE REPORT AND AUDITOR FEES	35
Approval of Independent Auditor Fees and Services Policy	36
Audit Fees	36
Audit Related Fees	36
Tax Fees	36
All Other Fees	36

PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	37

PROPOSAL NO. 3 ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	38

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	39

2014 ANNUAL MEETING OF THE STOCKHOLDERS	40

OTHER MATTERS	41

Page | 5	Versar, Inc. 2013 Proxy Statement

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement and Versar, Inc.’s Annual Report on Form 10-K for fiscal year 2013. For more complete information about these topics, please review the entire Proxy Statement and Annual Report.

ANNUAL MEETING
Date:	November 12, 2013
Time:	10:00 a.m. EST
Location:	Springfield Golf and Country Club, 8301 Old Keene Mill Road Springfield, Virginia 22152
Record Date:	September 20, 2013
Voting:	Each share of stock is entitled to one vote on each matter to be voted upon at the Annual Meeting

FINANCIAL PERFORMANCE*
Gross Revenue	Net Income	Earnings Per Share

Gross revenue for fiscal year 2013 was $102.6 million, a decrease of 11% compared to $115.0 million during the 2012 fiscal year.	Net income for fiscal year 2013 was $4.1 million, a decrease of 9% compared to net income of $4.5 million during the 2012 fiscal year.	Net income per share for fiscal year 2013 was $0.43, a decrease of 10% compared to net income per share of $0.48 during the 2012 fiscal year.

*All financial results set forth above are from continuing operations.

SHAREHOLDER VOTING MATTER
Voting Matter		Board Vote Recommendation	See Page Number
Proposal No. 1	Election of Directors	FOR each nominee	10
Proposal No. 2	Advisory vote on executive compensation	FOR	37
Proposal No. 3	Advisory vote on the frequency of an advisory vote on executive compensation	EVERY YEAR	38
Proposal No. 4	Ratification of Accountants	FOR	39

DIRECTOR NOMINEES

Nominee	Age	Director Since	Principal Occupation	Committee Membership
Ruth I. Dreessen	57	2010	Managing Director, Lion Chemical Capital LLC	Audit (Financial Expert), Compensation
Robert L. Durfee	77	1969	Business Consultant	Audit, Compensation, Executive
James L. Gallagher	76	2000	President, Gallagher Consulting Group	Audit (Chair), Nominating & Governance
Amoretta M. Hoeber	71	2000	President, AMH Consulting	Compensation, Executive, Nominating & Governance (Chair)
Paul J. Hoeper (Chairman)	67	2001	Business Consultant	Audit, Executive, Nominating & Governance
Amir M. Metry	71	2001	Business Consultant	Compensation (Chair), Nominating & Governance
Anthony L. Otten	56	2008	Chief Executive Officer, Versar, Inc.	Executive (Chair)
Jeffrey A. Wagonhurst	65	2010	President & Chief Operating Officer, Versar, Inc.	Executive

Page | 6	Versar, Inc. 2013 Proxy Statement

SUMMARY INFORMATION

HOW TO VOTE

Stockholders of Record	Street Name Stockholders	Employee Plan Participants

If you hold your shares in your own name through Versar’s transfer agent, Registrar and Transfer Company, you can most conveniently vote by telephone, Internet or mail.

By Internet – stockholders may vote on the internet by logging on to http://www.rtcoproxy.com/vsr and following the instructions given.

By Telephone – stockholders may vote by calling 1-866-655-5970 (toll-free) with a touch tone telephone and following the recorded instructions.

By Mail – stockholders must request a paper copy of the proxy materials to receive a proxy card and follow the instructions given for mailing. A paper copy of the proxy materials may be obtained by logging to http://www.cfpproxy.com/7054 and following the instructions given.

If you vote by telephone or via the Internet, you do not need to return your proxy card. Telephone and Internet voting are available 24 hours a day and will close at 3:00 a.m. EDT on Tuesday, November 12, 2013.

You can vote in person at the Annual Meeting by completing, signing, dating and returning your proxy card in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

If you own your shares through a bank or other holder of record, you can most conveniently vote by telephone, Internet or mail. Please review the voting instructions on your voting instruction form.

You can vote in person at the Annual Meeting only if you obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

If you own your shares through participation in an employee stock or retirement benefit plan, you can most conveniently vote by telephone, Internet or mail.

By Internet – plan participants may vote on the internet by logging on to http://www.rtcoproxy.com/vsr and following the instructions given.

By Telephone – plan participants may vote by calling 1-866-655-5970 (toll-free) with a touch tone telephone and following the recorded instructions.

By Mail – plan participants must request a paper copy of the proxy materials to receive a vote authorization form and follow the instructions given for mailing. A paper copy of the proxy materials may be obtained by logging to http://www.cfpproxy.com/7054 and following the instructions given.

Telephone and Internet voting are available 24 hours a day and will close at 3:00 a.m. EDT on Tuesday, November 12, 2013, or other cut-off date as determined by the plan trustee.

You can vote in person at the Annual Meeting only if you obtain a proxy, executed in your favor, from the trustee of the plan through which you hold your shares. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

Page | 7	Versar, Inc. 2013 Proxy Statement

GENERAL INFORMATION

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

(703) 750-3000

2013 PROXY STATEMENT

The Board of Directors of the Company (the “Board”) is providing you with these proxy materials in connection with the solicitation of proxies for use at Versar, Inc.’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. In this Proxy Statement, Versar may also be referred to as “we”, “our”, “the Company” or “the Corporation”.

This year, we are pleased to be distributing our proxy materials to our Stockholders under the Securities and Exchange Commission’s notice and access rules. On or about October 1, 2013, Stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and the 2013 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how Stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, the 2013 Annual Report and a proxy card or voting instruction card. We believe that this process will conserve resources and reduce the costs of printing and distributing our proxy materials.

The Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth in the notice of meeting, including the election of directors, an advisory vote on executive compensation, an advisory vote on frequency of the advisory vote on executive compensation and ratification of the selection of the Company’s independent registered public accounting firm. The Company’s senior management will also present information about the Company’s performance during fiscal 2013 and will answer questions from Stockholders.

Record Date and Voting Rights

Stockholders owning Versar’s Common Stock at the close of business on September 20, 2013 (the “Record Date”) or their legal proxy holders are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 9,658,338 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

Voting Procedures

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Page | 8	Versar, Inc. 2013 Proxy Statement

GENERAL INFORMATION

Assuming that a quorum is present for the Annual Meeting, then those eight nominees for director pursuant to Proposal No. 1 who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. For Proposals Nos. 2 and 4 the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be considered approval of the advisory vote on executive compensation and the ratification of the Company’s accountants, respectively. For Proposal No. 3 the choice selected by the majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, or if no one choice receives a majority, the choice receiving the highest number of votes, will be considered the Stockholders’ choice for frequency of the say-on-pay vote. In each case, abstentions are counted for purposes of calculating shares of Common Stock present and entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such Proposal Nos. 2 and 4. Abstentions have no effect on Proposal No. 3. Broker non-votes are not counted as shares of Common Stock present and entitled to vote and therefore have no effect with respect to Proposals Nos. 2, 3 and 4. Any proxy that is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card (or their substitutes) will vote FOR Proposal No. 1, the election of the Board nominees, FOR Proposal No. 2, the advisory vote on executive compensation, EVERY YEAR in Proposal No. 3, the advisory vote on frequency of advisory vote on executive compensation, FOR Proposal No. 4, ratification of the Company’s registered independent public accounting firm, and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and for the other proposals, as indicated above and as indicated in the proxy card.

Revocation of Proxies

Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person.

Method and Cost of Soliciting Votes

The cost of preparing, assembling, posting and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by email, personal interview and telephone by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them.

Page | 9	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

Nominees for Election

The Board recommends the election of the eight persons named below who have been nominated by the Board to serve as directors of Versar until the 2014 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or their earlier resignation or removal. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such, for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board.

Director Qualifications and Experience

NAME	SERVED AS DIRECTOR

Robert L. Durfee	1969 to the present

Business consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; President of GEOMET Technologies, LLC, a subsidiary of the Company, from 1991 to June 2004. Age 77.

Dr. Durfee is a highly experienced executive. His prior roles at Versar, including as one of the Company’s founders and as President of a subsidiary GEOMET Technologies, LLC, give him unique insight into the Company’s businesses, particularly those aspects of environmental compliance, munitions disposal and control of hazardous or toxic materials.

James L. Gallagher	2000 to the present

President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager of Westinghouse Government, Operations Business Unit from 1992 to 1994. Age 76.

Mr. Gallagher served as a highly experienced executive of a leading environmental and energy unit of a Fortune 500 company. With his significant financial, business, operations and contracting background, Mr. Gallagher provides expert leadership to the Board’s Audit Committee. His experience in construction management and outsourcing of large government facilities is important to two of the Company’s core businesses. As a former consultant to the U.S. Department of Energy, Mr. Gallagher is able to provide knowledge of markets and client needs in the energy sector.

Page | 10	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Amoretta M. Hoeber	2000 to the present

President, AMH Consulting since 1992; Director, Strategic Planning of TRW Federal Systems Group and TRW Environmental Safety Systems, Inc. from 1986 to 1992; Deputy Under Secretary, U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 71.

Ms. Hoeber’s experience in government contracting, strategic planning and business development brings a unique perspective to the core Versar businesses as well as an understanding of the strategic planning process to advise Versar as it develops its key business competencies. Her extensive network and membership in several key U.S. government advisory boards also give her insight into the needs and priorities of Versar’s biggest client group, the U.S. government, specifically the U.S. Department of Defense.

Paul J. Hoeper	2001 to the present

Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President of Fortune Financial from 1994 to January 1996. Age 67.

Mr. Hoeper’s experience as a merchant banker and senior Department of Defense official, plus his past service as a director of several public companies, provide organizational, financial and business experience to the Board. Since leaving the government, Mr. Hoeper has been an active participant and presenter at conferences focusing on general corporate governance and the specific governance needs of companies, like Versar, that focus on government contracts. Mr. Hoeper’s participation in various government advisory groups and institutions enhances his leadership of the Board and enables him to contribute in a meaningful way to the strategic and risk management tasks of the Board.

Amir A. Metry	2002 to the present

Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; Vice President of Roy F. Weston from 1981 to 1989. Age 71.

Dr. Metry’s prior business experience in the United States, overseas and ongoing charitable work in Egypt and the Sudan provides Versar with international business experience in an area that has become its largest business segment. Dr. Metry’s experience includes launching new business and operations in the Middle East, Europe and the Pacific Rim. Also, Dr. Metry’s many years of experience and present business relationships in engineering and environmental businesses enhances his leadership on organizational and compensation issues faced by Versar.

Page | 11	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO.1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Anthony L. Otten	2008 to the present

Chief Executive Officer of Versar since February 2010; Managing Member of Stillwater, LLC from July 2009 to February 2010; Director of New Stream Capital, LLC and Operating Partner of New Stream Asset Funding, LLC from 2007 to June 2009; Managing Member of Stillwater, LLC from 2004 to 2007; Principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Age 56.

Mr. Otten, as Chief Executive Officer, brings the perspective and input of the senior management team to the Board discussions. As former CEO of a number of companies, senior financial manager and entrepreneur, he brings a strategic vision with practical operating and financial implications to the Board’s discussions.

Ruth I. Dreessen	2010 to the present

Managing Director of Lion Chemical Capital, LLC since October 2010; Director of Gevo, Inc. since March 2012; Director of Targa Resources Partners LP since February 2013; Executive Vice President and Chief Financial Officer of TPC Group, Inc. from November 2005 to May 2010; Senior Vice President and Chief Financial Officer of Westlake Chemical Corp. from 2003 to 2005; worked for JP Morgan Chase & Co. (and predecessor companies) for 21 years in various banking capacities, ending as a Managing Director of an investment banking unit. Age 57.

Ms. Dreessen is a highly experienced business executive with extensive experience in financial and accounting matters. She also has experience in improving stockholder value in public companies. These skills, plus the perspective she brings from her experience in a complementary business area, provides Versar with expertise in finance and accounting, plus strategic initiatives, including acquisitions.

Jeffrey A. Wagonhurst	2011 to the present

President and Chief Operating Officer of Versar since February 2010; Executive Vice President, Program Management Group of Versar from May 2009 to February 2010; Senior Vice President of Versar from September 2006 to May 2009; joined Versar as Army Program Manager in February 1999; retired from government service in May 1997 as a Colonel after a 30 year career with the U.S. Army. Age 65.

Mr. Wagonhurst is an experienced business executive and leader who brings the perspective and input of Versar’s operational management to the Board’s discussions. As a long time Versar executive and senior military officer, he provides a perspective and insight from Versar’s largest client, the U.S. Department of Defense.

Our Corporate Governance Guidelines provide that each director nominee must be under the age of 72 at the time of their election to the Board. The Board has granted a waiver from the age restriction on standing for re-election to Messrs. Durfee and Gallagher due to the desire for continuity and the specialized skills and business experience they contribute to the Board.

Page | 12	Versar, Inc. 2013 Proxy Statement

CORPORATE GOVERNANCE

Board’s Leadership Structure

The Board has determined that the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) should be held by different persons. In addition, the Board believes that the Chairman should not be an employee of the Company. Since July 1, 2000, the Board has been led by an independent non-executive Chairman. Under the Company’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the CEO as necessary or appropriate. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from Company management; the ability of the Board to carry out its roles and responsibilities on behalf of the Stockholders; and the overall corporate governance compared to the combined Chairman/CEO leadership structure. Further, the Board believes this structure is a more effective method of monitoring and evaluating the CEO’s performance, thereby making the CEO more accountable.

Risk Oversight

Management of risk is the direct responsibility of the Company’s CEO and the senior management team. The Board has oversight responsibility focusing on key risk management issues and risk mitigation processes.

Versar faces a variety of enterprise risks, including legislative and regulatory risk, liquidity risk, compliance risk and operational risk. The Board believes an effective risk management system will (1) identify in a timely fashion the material risks that the Company faces, (2) communicate appropriate information regarding senior executive management strategies and their associated risks to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe the Board’s leadership structure, including strong Board Committee Chairs and open communication between management and directors promotes effective oversight of Versar’s risk management program.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation and Nominating & Governance Committees.

Executive Committee. During fiscal year 2013, the members of the Executive Committee were Mr. Otten (Chair), Dr. Durfee, Ms. Hoeber, Mr. Hoeper and Mr. Wagonhurst. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

Page | 13	Versar, Inc. 2013 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee. The Audit Committee, which the Board has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE MKT LLC (“NYSE MKT”) listing standards and the rules and regulations of the SEC, consisted of Mr. Gallagher (Chair), Ms. Dreessen, Dr. Durfee and Mr. Hoeper during fiscal year 2013. The Committee’s primary responsibilities, as defined by its written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the “About Us” tab), are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Ms. Dreessen qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the SEC and is independent as noted above.

Compensation Committee. The Compensation Committee, which the Board has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE MKT listing standards and the rules and regulations of the SEC, consisted of Dr. Metry (Chair), Ms. Dreessen, Dr. Durfee and Ms. Hoeber during fiscal year 2013. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance (located under the “About Us” tab), approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and non-equity incentive plan compensation and stock option, restricted stock and restricted stock unit grants under those plans. The Committee also reviews and recommends to the Board an appropriate compensation program for the Board. The role of executive officers of the Company in determining or recommending the amount or form of executive compensation is discussed under the caption “Compensation Discussion and Analysis” beginning on page 21.

Nominating & Governance Committee. The Nominating & Governance Committee, which the Board has determined is composed exclusively of directors who are independent in accordance with NYSE MKT listing standards, consisted of Ms. Hoeber (Chair), Mr. Gallagher, Mr. Hoeper and Dr. Metry during fiscal year 2013. The Committee, pursuant to a written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the “About Us” tab), reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet such criteria for annual election. The Committee also identifies potential Board members to fill vacancies that may occur between annual stockholder meetings. Stockholders may submit nominees for the Board in writing to the Chair of the Nominating & Governance Committee at the Company’s Springfield office, care of the Company’s Secretary. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2013, the Board met five (5) times. The Executive Committee did not meet. The Audit Committee met four (4) times. The Compensation Committee met four (4) times. The Nominating & Governance Committee met two (2) times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend the annual meeting of Stockholders. All of the Board members attended the 2012 annual meeting of the Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, Dr. Metry, Ms. Dreessen, Dr. Durfee and Ms. Hoeber served as members of the Compensation Committee. No reportable relationships or transactions occurred for such committee members during fiscal year 2013.

Page | 14	Versar, Inc. 2013 Proxy Statement

CORPORATE GOVERNANCE

Director Compensation Fiscal Year 2013

During fiscal year 2013, each of the Company’s non-employee directors received an annual fee consisting of $8,000 in cash, plus the grant of 6,500 shares of restricted stock, which vest over a period of one year. Each non-employee director was paid an attendance fee of $1,400 in cash for each meeting of the Board or of its committees where the director was physically present and $700 in cash for each meeting attended telephonically. In addition, the Chair of each of the Audit, Compensation and Nominating & Governance Committees were paid an additional $6,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board was paid an additional $15,000 in cash and was granted an additional 4,500 shares of restricted stock for additional responsibilities and efforts on behalf of the Company.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Paul J. Hoeper	40,950	38,280	79,500
Ruth I. Dreessen	25,500	22,620	48,120
Robert L. Durfee	25,500	22,620	48,120
James L. Gallagher	28,700	22,620	51,320
Amoretta M. Hoeber	28,700	22,620	51,320
Amir A. Metry	28,700	22,620	51,320

(1)	Anthony L. Otten and Jeffrey A. Wagonhurst are not included in this table because as employees of Versar they receive no extra compensation as directors. The compensation received by them in fiscal year 2013 is shown on the Summary Compensation Table included herein on page 28.
(2)	Includes all fees earned or paid for services as a director in fiscal year 2013, including annual retainer, committee or Board chair fees and meeting fees.
(3)	Represents the grant date fair value of shares of restricted stock granted in fiscal year 2013 which is the amount recognized for financial reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“Topic 718”). In accordance with Topic 718, the grant date fair value of each share of restricted stock is based on the closing price of Versar's Common Stock on the date of the grant, November 12, 2012 for all stock awards, which was $3.48 per share. Restricted stock awarded to directors in fiscal year 2013 vests on November 11, 2013, the day before the first annual meeting of Stockholders after the date of grant.

At the end of fiscal year 2013, the non-employee directors owned the following number of unvested shares of restricted stock and unexercised options, all of which are vested:

NAME	Unvested Restricted Stock Awards	Vested and Unexercised Stock Options
Paul J. Hoeper	11,000	4,868
Ruth I. Dreessen	6,500	0
Robert L. Durfee	6,500	4,868
James L. Gallagher	6,500	4,868
Amoretta M. Hoeber	6,500	4,868
Amir A. Metry	6,500	0

Page | 15	Versar, Inc. 2013 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance

The Company’s business is managed by its executive officers under the oversight of the Board. Except for Mr. Otten and Mr. Wagonhurst, no member of the Board is an employee of the Company. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under NYSE MKT listing standards and SEC rules and regulations.

The Board has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company’s Code of Business Ethics and Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company's website www.versar.com under Corporate Governance (located under the “About Us” tab). The Board believes that independent directors must make up a substantial majority of the Board. Throughout fiscal year 2013 all of the Board members, except Mr. Otten and Mr. Wagonhurst, met the NYSE MKT and SEC standards for independence. The Board has determined that all of the following six (6) non-employee directors in fiscal year 2013 are independent directors: Paul J. Hoeper, Ruth I. Dreessen, Robert L. Durfee, James L. Gallagher, Amoretta M. Hoeber and Amir A. Metry.

To facilitate continuing director education, the Company maintains a corporate membership in the National Association of Corporate Directors (“NACD”). Our Board members continue to enhance their knowledge of current governance best practices and emerging issues through their participation in local and national NACD events and conferences.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for determining which individuals, including existing directors, shall be submitted to the Board for nomination and to the Stockholders for election as directors. In September 2011, the Board adopted a written Procedure for Director Nominations by Stockholders. Under this Procedure, Stockholders may recommend an individual for nomination to the Nominating & Governance Committee by written submission addressed to the Committee care of the Company’s Secretary, 6850 Versar Center, Springfield, Virginia 22151. The submitting Stockholder must include his or her name, address, telephone number; the number of Versar shares owned and the time period for which such shares have been held; a statement from the holder of the shares (usually a broker or bank) verifying the Stockholder’s holdings and a statement from the Stockholder as to whether the Stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of Stockholders. The nominating Stockholder must also submit certain information concerning the proposed nominee, the type of information can be obtained from the Company’s Secretary. Further, the nomination must contain information on the relationship, if any, between the proposed nominee and the nominating Stockholder, the Company’s competitors, customers, and suppliers, and any others with special interests regarding the Company. The nomination must also contain a statement on the qualifications of the proposed nominee, a statement from the Stockholder regarding whether, in the Stockholder’s view, the nominee would represent all Stockholders, and the consent by the nominee to be interviewed by the Committee and if nominated and elected, to serve as a Director of the Company. Under this procedure, the recommending Stockholder must submit a recommendation no later than 120 calendar days prior to the date set forth in the most recent proxy statement for the next contemplated annual meeting of Stockholders. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. Each director nominee must have experience in areas relevant and necessary to the Company’s activities, including leadership experience over an extended period of time; be under the age of 72; and, serve on less than four boards of other public companies.

Page | 16	Versar, Inc. 2013 Proxy Statement

CORPORATE GOVERNANCE

Versar has not adopted a formal process for Stockholder communications with the Board. Stockholders, employees and other interested parties who desire to communicate directly to the Board, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee

c/o Company Secretary

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

Related Persons Transactions

The Company does not generally engage in related party transactions with its directors and executive officers or their affiliates. If a proposed related transaction arises, the Company intends to present the transaction to the full Board for review and approval.

Code of Business Ethics and Conduct

The Company’s Board has adopted a Code of Business Ethics and Conduct most recently restated in December 2012 that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Business Ethics and Conduct is posted on the Company’s web site www.versar.com under Corporate Governance (located under the “About Us” tab). The Company intends to disclose on its website any amendments or modifications to the Code of Business Ethics and Conduct and any waivers granted under this Code to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In fiscal year 2013 and through the date of this Proxy Statement, no waivers have been requested or granted.

Page | 17	Versar, Inc. 2013 Proxy Statement

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners

The table below sets forth, as of September 3, 2013, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Stock
Ariel Investments, LLC (1) 200 E. Randolph Drive, Suite 200 Chicago, IL 60601	1,041,547	10.80%
Wedbush, Inc. (2) 1000 Wilshire Boulevard Los Angeles, California 90017	905,824	9.39%
Dr. Robert L. Durfee (3) 6850 Versar Center Springfield, VA 22151	634,913	6.58%
Illinois Municipal Retirement Fund (4) 2211 York Road, Suite 500 Oak Brook, IL 60523	557,335	5.78%

(1)	The information with respect to the shares of Common Stock held by Ariel Investments, LLC (“Ariel”) is based on a filing made on Schedule 13G/A on March 8, 2013 with the U.S. Securities and Exchange Commission (the “SEC”) by Ariel. Ariel reports sole voting power as to 439,213 of these shares and sole dispositive power as to all such shares.
(2)	The information with respect to the shares of Common Stock held by Wedbush, Inc. is based on filings made on Schedule 13G/A on February 15, 2013 with the SEC by Wedbush, Inc., Edward W. Wedbush, Wedbush Securities, Inc., Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP (collectively, “Wedbush”) filing as a group. Wedbush reports that Wedbush, Inc. has sole voting and sole dispositive power as to 232,276 shares. Edward W. Wedbush has the sole voting and sole dispositive power as to 226,096 shares. Wedbush Securities, Inc. has sole voting power as to 44,477 shares and sole dispositive power as to 43,573 shares. Wedbush, Inc. has shared voting power as to 591, 959 shares. Edward W. Wedbush has shared voting power as to 818,055 shares. Wedbush Securities, Inc. has shared voting power as to 45,573 shares. Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP have shared voting power as to 316,110 shares. Wedbush, Inc. has shared dispositive power as to 905,824 shares. Edward W. Wedbush has shared dispositive power as to 941,821shares. Wedbush Securities, Inc. has shared dispositive power as to 167,339 shares. Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP have shared dispositive power as to 316,110 shares.
(3)	For a description of the nature of the beneficial ownership of Dr. Durfee, see “Stock Ownership of Directors and Officers” on page 19. The information with respect to shares of Common Stock held by Dr. Durfee is based upon filings with the SEC and information supplied by Dr. Durfee.
(4)	The information with respect to the shares of Common Stock held by Illinois Municipal Retirement Fund (“IMRF”) is based on filings made on Schedule 13G on February 11, 2013 with the SEC by IMRF. IMRF reports sole voting and shared dispositive power with respect to all such shares.

Page | 18	Versar, Inc. 2013 Proxy Statement

STOCK OWNERSHIP INFORMATION

Stock Ownership of Directors and Officers

The following table sets forth certain information regarding the ownership of Versar's Common Stock by the Company’s directors and each named executive officer listed in the Summary Compensation Table that is currently employed with the Company, each nominee for director and the Company's directors and executive officers as a group, as of September 3, 2013.

	Shares of Common Stock Beneficially Owned as of September 3, 2013 (1)
Individual or Group	Number	Percent
Paul J. Hoeper (2)	72,055	*
Ruth I. Dreessen	41,800	*
Robert L. Durfee (3)	634,913	6.58%
James L. Gallagher (4)	36,355	*
Amoretta M. Hoeber (5)	34,755	*
Amir A. Metry	35,719	*
Anthony L. Otten (6)	129,419	1.34%
Jeffrey A. Wagonhurst (7)	71,685	*
Cynthia A. Downes (8)	26,885	*
Lee A. Staab (9)	16,177	*
J. Joseph Tyler (10)	22,193	*
All directors and executive officers as a group (16 persons) (11)	1,156,003	11.78%

* = Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 3, 2013. The table includes all unvested shares of restricted stock and restricted stock units owned by the individual.
(2)	Includes 4,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2013.
(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 4,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2013.
(4)	Includes 4,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2013.
(5)	Includes 4,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2013.
(6)	Includes 63,086 restricted stock units that have not yet vested. Mr. Otten is a Trustee of Versar Inc.’s 401(k) Plan and as such he has shared investment power as to 284,076 shares and shared voting power as to 284,076 shares held by this plan. Mr. Otten disclaims beneficial ownership of the plan shares arising solely from his position as Trustee, none of which are included in the above table.
(7)	Includes 29,890 restricted stock units that have not yet vested. Includes 2,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 3, 2013.
(8)	Includes 18,834 restricted stock units that have not yet vested. Ms. Downes is a Trustee of Versar Inc.’s 401(k) Plan and as such she has shared investment power over 284,076 shares and shared voting power over 284,076 shares held by this plan. Ms. Downes disclaims beneficial ownerships of the plan shares arising solely from her position as Trustee, none which are included in the above table.
(9)	Includes 10,000 restricted stock units that have not yet vested.
(10)	Includes 7,500 restricted stock units that have not yet vested.
(11)	Excludes shares held by Versar Inc.’s 401(k) Plan as described in notes 6 and 7. Includes 150,935 restricted stock units that have not yet vested. Also, includes 21,472 shares that may be purchased upon exercise of stock options exercisable within 60 days after September 3, 2013.

Page | 19	Versar, Inc. 2013 Proxy Statement

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Versar’s executive officers, directors and persons who beneficially own more than 10% of Versar’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the Exchange Act, and the rules and regulations thereunder, during fiscal year 2013, were timely filed.

Page | 20	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis reviews the executive compensation program, policies and decisions of the Company’s Compensation Committee with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “Named Executive Officers”). For fiscal year 2013, the named executive officers are:

Name	Position
Anthony L. Otten	Chief Executive Officer (“CEO”)
Jeffrey A. Wagonhurst	President and Chief Operating Officer (“COO”)
Cynthia A. Downes	Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer
Lee A. Staab	Senior Vice President
J. Joseph Tyler	Senior Vice President

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, stock ownership and alignment of management interests with the long-term interest of the Stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executive officers. The target levels of new executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives. For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys conducted by the Committee’s compensation consultant of executive compensation at similar companies in the professional services industry. In addition, the Committee seeks to provide a clear and transparent executive compensation process that reflects the understanding, input and decisional factors that make the compensation and incentive system a valuable tool to increase Stockholder value.

The Company’s executive compensation program includes three components:

•	Base Salary – Salaries are based on those paid to other executives in the professional services industry as determined based on information provided by the Committee’s compensation consultant as described below.

•	Long-Term Equity Incentive Awards – The purpose of this element of the Company’s executive compensation program is to link management compensation with the long-term interests of the Company’s Stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are granted to named executive officers and other employees usually in the form of restricted stock or restricted stock units from a pool established under an incentive pay for performance plan at the beginning of each fiscal year by the Committee as discussed below, and the Committee bases its decision to grant such awards if a pool is established on the individual’s performance and potential to contribute to the creation of stockholder value. In May 2012, the Committee approved a new Long-Term Incentive Compensation Program under which long-term incentive awards in the form of restricted stock units are also granted to the Company’s CEO, President and CFO based on a formula if the Company achieves certain defined growth in diluted earnings per share each year.

Page | 21	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•	Non-Equity Incentive Plan Compensation – Non-equity incentive plan compensation is paid in cash pursuant to the above-noted incentive pay for performance plan and is intended to reward performance achieved during the applicable fiscal year. This pay for performance incentive plan balances the short-term and long-term needs of the Company. Under the non-equity incentive plan compensation element of the plan, a cash incentive pool is created each fiscal year upon the attainment of certain financial targets set by the Board. If the Company meets the targets, the Committee then determines the allocation of a pre-determined portion of the cash incentive pool among the executive officers based on each executive officer’s position and individual contribution to the Company’s performance. Each executive officer’s performance is measured against financial, profitability, growth, strategic and operational goals consistent with the Company’s business plan. For the immediate future, greater emphasis is focused on the short-term well-being of Versar in determining the allocation of cash awards to executive officers.

Incentive Compensation Philosophy and Policies

Incentive Compensation Pay For Performance Plan

The Committee annually establishes a company-wide Incentive Compensation Pay For Performance Plan (“Incentive Plan”) at its first meeting held during the fiscal year. The Incentive Plan is based on a set of general principles that apply to all elements of compensation and directly establish the rules for the award of non-equity incentive plan compensation and stock-based compensation. The Incentive Plan consists of two parts: the first part is a written Incentive Compensation Plan adopted in September 2010; and, the second part consists of annual general principles and guidelines for incentive compensation including performance criteria, defined incentive groups and the target percentages of the pool to be allocated to each group for the fiscal year. The guidelines applicable to all elements of the Company’s compensation and that apply directly to the Incentive Plan each year, include:

•	The management team’s compensation is linked to Versar’s profitability, growth and strategic position;
•	The Incentive Plan’s key concept, pay for performance, balances short-term needs and long-term goals of the Company and the management team;
•	The Pay For Performance concept is applicable to all elements of compensation, including base salary and merit increases, non-equity incentive plan compensation and restricted stock awards;
•	The Incentive Plan is simple, rational, clearly understandable, consistent and based on agreed-upon measurable parameters;
•	The Incentive Plan is based upon meeting certain levels of pre-tax income;
•	The Incentive Plan is driven by a combination of metrics, depending on the level of management. The intent is that all levels of management have a significant portion of their compensation tied to the Company’s performance; and
•	Management is authorized to reward individual performance based on overachievement of project profitability.

For fiscal year 2013, the Committee determined that individual Incentive Plan awards would be based 50% to 65% on financial goals emphasizing the short-term well-being of Versar and 35% to 50% upon meeting strategic growth and sustainability goals of Versar over a longer period.

Page | 22	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Awards. Awards of restricted stock or restricted stock units (“restricted stock”) take into account both past performance and the need to provide the executive officers, other managers and key employees with an incentive to drive future performance of the Company. Restricted stock is also used as an incentive for future performance, in particular for new key employees, and long-term retention and commitment to the Company’s future. Restricted stock awards are currently made under the Company’s 2010 Stock Incentive Plan. While this plan allows the use of stock options and other forms of stock-based awards, the Committee has determined that all awards will currently be in the form of restricted stock and restricted stock units because restricted stock provides an opportunity to tie employees’ incentives to the growth of Stockholder value while having less of an impact from an accounting standpoint on the earnings of the Company than stock options.

In the fiscal year 2013 Incentive Plan, the number of restricted shares available for award was based on the same measure used to establish the size of the cash bonus pool, subject to a minimum and maximum award range. For fiscal year 2013, the minimum pool for restricted stock awards was set at 25,000 shares and the maximum pool was 150,000 shares. Shares of restricted stock are awarded from the pool in the discretion of the Compensation Committee. The Incentive Plan for fiscal year 2014 follows the same format as the previous year, and the minimum pool will be 25,000 shares and the maximum pool will be 150,000 shares.

Non-Equity Incentive Plan Compensation. Under the Incentive Plan, if the Company meets the minimum pre-tax income targets set in advance by the Board, then a non-equity incentive plan compensation pool is created. For fiscal year 2013, the Board set the sole criteria for the creation of the non-equity incentive plan compensation pool as the Company’s pre-tax income. The minimum goal for fiscal year 2013 was $6.3 million in pre-tax income, with a non-equity incentive plan compensation pool of $500,000 at that level. The non-equity incentive plan compensation pool was designed to increase as pre-tax income reached higher levels so that at $9.5 million of pre-tax income, a $2.4 million non-equity incentive plan compensation pool would be created. For fiscal year 2014, the Board has again adopted a pre-tax income target for the non-equity incentive plan compensation pool. At this time, the Company believes disclosure of the fiscal year 2014 pre-tax income target could cause competitive harm to the Company’s business. The Company believes that the fiscal year 2014 target is attainable but challenging to achieve. The target depends on increasing net income in what continues to be a very competitive U.S. government services market that faces potential cuts in funding.

The fiscal year 2013 non-equity incentive plan compensation pool was divided into four different segments: one for the Executive Team, one for Operations Management, one for Operations Staff, and one for other Administrative Staff. There are varying percentages of participation by each group. If the named executive officers and other senior managers are entitled to non-equity incentive plan compensation, the Committee determines the allocation of non-equity incentive plan compensation among the named executive officers and other senior managers from the pools established for each category of employee, based on each executive officer’s or manager’s position, contribution to the Company including the achievement of established performance goals, and information regarding mid-range bonuses paid by others in the professional services industry based on information provided by its compensation consultant discussed below. The Incentive Plan for fiscal year 2014 divides the incentive groups into six groups: Executive Team; Senior Vice Presidents, Vice Presidents, Directors, Supervisors below Director Level and Non-Supervisors.

Page | 23	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation Program

On May 8, 2012, the Committee approved the Versar, Inc. 2012 Long-Term Incentive Compensation Program (the “LTICP”) adopted under the Company’s 2010 Stock Incentive Plan. The LTICP was effective as of July 2, 2011, the first day of the Company’s 2012 fiscal year. The LTICP provides for the creation for each of fiscal years 2012, 2013 and 2014 of a performance pool equal to (i) 35% of (ii) the amount by which the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s diluted earnings per share times the weighted average number of the Company’s common stock outstanding, on a diluted basis (the “LTICP Pool”). In any year in which diluted earnings per share does not exceed by more than 12% the measure in the prior year, the LTICP Pool will be equal to zero. Further, to the extent the LTICP Pool is zero in any fiscal year covered by the LTICP, no LTICP Pool will be created for the subsequent fiscal year unless the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s earnings per share assuming that such earnings per share had achieved a 12% growth as compared to its immediately preceding fiscal year. In other words, in order for a LTICP Pool to be created following a year in which the pool is zero, the earnings per share for the subsequent fiscal year must catch up the deficit from the previous fiscal year and exceed such assumed amount by more than 12%.

In any year that an LTICP Pool is created, each participant in the LTICP receives a restricted stock award pursuant to the Company’s 2010 Stock Incentive Plan. The number of shares of restricted stock received by each participant is calculated by multiplying the LTICP Pool by each participant’s designated percentage and then dividing the result by the fair market value of one share of the Company’s common stock on the last day of the fiscal year to which the award relates. Each participant must be employed by the Company on the date the award amounts are determined in order to be eligible to receive an award, except as specified by the LTICP. The participants in the LTICP are the Company’s CEO, President and CFO and their participation percentages are 60%, 25% and 15%, respectively, subject to change by the Committee for any fiscal year. The restricted shares granted from the LTICP Pool vest 25% on the first, second, third and fourth anniversaries of the last day of the fiscal year to which the award relates, subject to suspension of vesting in any year that the LTICP Pool is zero.

Compensation Process

Incentive Compensation Pay For Performance Plan

As noted above, in establishing the annual Incentive Compensation Pay For Performance Plan, or Incentive Plan, the Committee annually reviews the overall compensation of senior management as well as the size and composition of the non-equity portion and stock-based award portion of the Incentive Plan at the beginning of each fiscal year.

At the same time, the Committee gathers data regarding the Company’s performance during the immediately preceding fiscal year to determine the awards to be made under the Incentive Plan for that then completed fiscal year.

In making its compensation decisions, the Committee has historically, and again in fiscal year 2013, used the services of Mr. Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiles information from publicly available compensation surveys and benchmarks, including those prepared by Mercer LLC, Radford Surveys + Consulting, Washington Technical Personnel Forum, and Culpepper and Associates, Inc., regarding companies in the professional services industry. The compilation prepared by Mr. Parker includes compensation data for different executive levels of professional services companies of various sizes and in various geographic locations, but does not include the names of the individual companies used to compile the survey data. The publicly available compensation surveys and benchmarks used to prepare the compilation are chosen by Mr. Parker based only on general direction from the Committee. Under the direction of Dr. Metry, Mr. Parker provided detailed information by type of executive position for fiscal year 2013 focused on professional service companies with revenues in a range similar to that achieved by Versar over the same period. The compilation included an average of the mid-range of salaries and bonus percentages for the various executive levels within the professional services industry. In making compensation decisions, the Committee’s goal is to over time provide for executives’ salaries and bonuses within the mid-range averages shown by the compilation.

Page | 24	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In making compensation decisions, the Committee also takes into account the accounting and tax impact to the Company of the proposed compensation under consideration. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions to date, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, advice regarding application and impact of Section 162(m) would be sought. In setting compensation, the Compensation Committee also considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Versar’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply.

Long-Term Incentive Compensation Program

The Committee annually reviews the LTICP in order to determine if the mechanics of the plan, including the calculation of the LTICP Pool and the vesting schedule of awards, remain appropriate, and to determine if the participants in the pool and their respective participation percentages should be modified. Otherwise, as the process in which awards are granted under the terms of the LTICP is fixed pursuant to the terms of the LTICP, the Committee has no further discretion with respect to awards under the LTICP.

Compensation Decisions

Base Salary

For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys conducted by the Committee’s compensation consultant of executive compensation at similar companies in the professional services industry. In determining compensation for fiscal year 2013, the Committee determined that the salaries of certain of the named executive officers were not in line with the goal of providing compensation within the appropriate ranges of averages shown by the compilation provided by their compensation consultant and approved the following increased salaries:

Executive Officer	Fiscal Year 2013 Salary (1)
Anthony L. Otten	$325,000
Jeffrey A. Wagonhurst	$260,000
Cynthia A. Downes	$230,000
Lee A. Staab (2)	$225,000

(1)	These new salaries did not take effect until February 23, 2013.
(2)	In fiscal year 2012, 2011 and 2010 Mr. Staab received additional compensation above his base salary for overseas and war zone deployment uplifts. Beginning on September 29, 2012, Mr. Staab no longer received such additional compensation.

No named executive officer has received a salary increase for fiscal year 2014.

Page | 25	Versar, Inc. 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Unit Awards

Restricted stock units are awarded to certain of the named executive officers pursuant to the terms of the annual Incentive Plan and the LTICP.

In fiscal year 2013 the Company did not achieve the targets necessary to trigger the award of restricted stock units under either the 2013 Incentive Plan or the LTICP. However, based on the performance of the executive officers following the end of fiscal year 2013, the Committee awarded an aggregate of 12,860 restricted stock units to the five named executive officers. Those restricted stock unit awards were made under the Company’s 2010 Stock Incentive Plan. The first 50% of these restricted stock units will vest on August 27, 2014, and the remaining 50% will vest on August 27, 2015. These discretionary awards were allocated among the named executive officers as follows:

Named Executive Officer	Restricted Stock Units Awarded (#)
Anthony L. Otten	3,344
Jeffrey A. Wagonhurst	2,675
Cynthia A. Downes	2,366
Lee A. Staab	2,315
J. Joseph Tyler	2,160

During fiscal year 2013, the named executive officers received restricted stock unit awards based on the achievement of targets under the Company’s 2012 Incentive Plan, as reflected in the Summary Compensation Table included elsewhere in this proxy statement.

In fiscal year 2013, the LTICP pool was zero, meaning the Company’s diluted earnings per share in fiscal year 2013 did not exceed the diluted earnings per share in fiscal year 2012 by more than 12%. Thus, no LTICP pool was created for fiscal year 2014.

Non-Equity Incentive Plan Compensation

In fiscal year 2013, the Company did not achieve the targets necessary to trigger the accrual of a bonus pool under the 2013 Incentive Plan. Thus, no non-equity incentive plan compensation was paid to the named executive officers for fiscal year 2013.

Page | 26	Versar, Inc. 2013 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and had the opportunity to discuss the Compensation Discussion and Analysis with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors:

Dr. Amir A. Metry, Chair

Ruth I. Dreessen

Dr. Robert L. Durfee

Amoretta M. Hoeber

Page | 27	Versar, Inc. 2013 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table presents compensation information earned by the Company’s Principal Executive Officer, Principal Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended June 28, 2013. We refer to these executive officers as our named executive officers in this Proxy Statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony L. Otten	2013	307,692	-	158,114	-	24,659	490,465
Chief Executive	2012	314,033	-	62,275	219,800	20,782	616,890
Officer	2011	303,893	-	21,100	172,000	12,985	509,978

Jeffrey A. Wagonhurst	2013	253,076	-	73,581	-	21,257	347,914
President and Chief	2012	255,084	-	31,800	117,000	20,919	424,804
Operating Officer	2011	257,387	-	-	100,000	19,351	376,738

Cynthia A. Downes (5)	2013	223,077	-	53,388	-	58,641	335,106
Executive Vice	2012	221,456	-	7,950	98,600	19,044	347,050
President and Chief	2011	38,077	-	31,000	20,000	1,706	90,683
Financial Officer

Lee A. Staab (6)	2013	253,269	-	23,100	-	16,788	293,157
Senior Vice President,	2012	331,477	-	13,250	109,690	17,536	471,954
Engineering & Construction	2011	335,551	-	-	67,700	14,951	418,202
Management

J. Joseph Tyler	2013	209,999	-	15,400	-	22,341	247,740
Senior Vice President,	2012	212,930	-	13,250	72,760	13,190	312,130
Director of Strategic	2011	215,121	-	-	69,300	12,312	296,733
Initiatives

(1)	Includes regular base salary earnings in fiscal year 2013, 2012 and 2011.
(2)	Represents the fair value of shares of restricted stock units granted in fiscal years 2013, 2012 and 2011, the reported amounts represent the grant date fair values of the awards, in accordance with FASB Topic 718. The grant date fair value is determined by multiplying the number of shares granted by the closing price of the Company's Common Stock on the grant date.
(3)	Non-equity incentive plan compensation amounts represent amounts awarded for performance during the fiscal year and paid after the fiscal year end.
(4)	Consists of the following: Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution and relocation expenses. Ms. Downes was the only named executive officer that received relocation expenses.
(5)	Ms. Downes became an employee and executive officer of the Company effective April 16, 2011.
(6)	In fiscal years 2013, 2012 and 2011, Mr. Staab’s base salary was $220,000. The remainder of his salary in fiscal year 2013, 2012 and 2011 was compensation for overseas and war zone deployment uplifts.

Page | 28	Versar, Inc. 2013 Proxy Statement

COMPENSATION TABLES

Grants of Plan Based Awards

		Estimate possible payouts under non-equity incentive plan awards			All Other Stock Awards: Number of		Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Shares of Stock or Units		Option Awards
Name	Grant Date	($)	($)	($)	(#)		($)(3)
Anthony L. Otten	9/5/2012(1)	182,000	227,500	-
	9/5/2012(2)				51,336	(4)	158,114

Jeffrey A. Wagonhurst	9/5/2012(1)	93,600	117,000	-
	9/5/2012(2)				23,890	(5)	73,581

Cynthia A. Downes	9/5/2012(1)	82,800	103,500	-
	9/5/2012(2)				17,334	(6)	53,388

Lee A. Staab	9/5/2012(1)	63,000	78,750	-
	9/5/2012(2)				7,500		23,100

J. Joseph Tyler	9/5/2012(1)	58,800	73,500	-
	9/5/2012(2)				5,000		15,400

(1)	On September 5, 2012 the Committee set the performance goals applicable to the non-equity incentive plan for fiscal year 2013. The amounts reported represent estimated minimum payout for achievement of partial performance and the target payout for achievement of the performance goals. There is no maximum payout under the non-equity incentive plan.
(2)	The restricted stock unit awards to Mr. Otten, Mr. Wagonhurst, Ms. Downes, Mr. Tyler and Mr. Staab under the 2012 Incentive Plan were made by the Compensation Committee during fiscal year 2013 for performance in fiscal year 2012. 50% of each award vested on September 5, 2013, and the second 50% of each award will vest on September 5, 2013.
(3)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the grant date fair values of the awards. The grant date fair value is determined in accordance with FASB Topic 718 by multiplying the number of shares underlying the units granted by the closing price of the Company's Common Stock on the grant date.
(4)	Mr. Otten received 30,000 shares under the fiscal year 2012 Incentive Plan and 21,336 shares under the LTICP. The vesting of 21,336 shares under the LTICP was suspended because the Company did not meet the condition of vesting required by the LTICP.
(5)	Mr. Wagonhurst received 15,000 shares under the fiscal year 2012 Incentive Plan and 8,890 shares under the LTICP. The vesting of 15,000 shares under the LTICP was suspended because the Company did not meet the condition of vesting required by the LTICP.
(6)	Ms. Downes received 12,000 shares under the fiscal year 2012 Incentive Plan and 5,334 shares under the LTICP. The vesting of 15,000 shares under the LTICP was suspended because the Company did not meet the condition of vesting required by the LTICP.

Page | 29	Versar, Inc. 2013 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Anthony L. Otten	0	-	-	11,750	(2)	53,345
				30,000	(3)	136,200
				21,336	(4)	96,865
Jeffrey A. Wagonhurst	2,000	3.82	9/14/14	6,000	(2)	27,240
				15,000	(3)	68,100
				8,890	(4)	40,360
Cynthia A. Downes	0	-	-	1,500	(2)	6,810
				12,000	(3)	54,480
				5,334	(4)	24,216
Lee A. Staab	0	-	-	2,500	(2)	11,350
				7,500	(3)	34,050
J. Joseph Tyler	0	-	-	2,500	(2)	11,350
				5,000	(3)	22,700

(1)	All outstanding options are fully vested.
(2)	Represents the remaining unvested shares from the restricted stock unit award granted on September 7, 2011 under the 2011 Incentive Plan.
(3)	Represents the remaining unvested shares from the restricted stock unit award granted on September 5, 2012 under the 2012 Incentive Plan.
(4)	Represents the remaining unvested shares from the restricted stock unit award granted on September 5, 2012 under the LTICP.

Stock Vested

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Anthony L. Otten	11,750	(2)	36,660
	5,000	(3)	15,550
Jeffrey A. Wagonhurst	6,000	(2)	18,720
Cynthia A. Downes	1,500	(2)	4,680
	2,500	(4)	10,852
Lee A. Staab	2,500	(2)	7,800
J. Joseph Tyler	2,500	(2)	7,800

(1)	Calculated by multiplying the number of shares by the fair market value of the Company’s Common Stock (based on the closing price for the Common Stock on the NYSE MKT) on the date of vesting.
(2)	Represents the shares that vested on September 7, 2012 from the restricted stock unit award granted on September 7, 2011.

Page | 30	Versar, Inc. 2013 Proxy Statement

COMPENSATION TABLES

(3)	Represents the shares that vested on September 8, 2012 from the restricted stock unit award granted on September 8, 2010.
(4)	Represents the shares that vested on April 16, 2013 from the restricted stock unit award granted on April 16, 2011.

Page | 31	Versar, Inc. 2013 Proxy Statement

CHANGE IN CONTROL AGREEMENTS

The Company entered into a new change in control severance agreement with each of Mr. Otten, Mr. Wagonhurst, Ms. Downes, and Mr. Tyler on September 13, 2013. Those new agreements replaced in their entirety any and all pre-existing change in control severance agreements (and related amendments) between the Company and the identified individuals. The agreements provide that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities); if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board; a merger approval (subject to exceptions listed in the agreement); a sale of all or substantially all of the Company’s assets; a complete liquidation or dissolution of the Company, or a going private transaction. Each of the agreements has a term expiring on September 15, 2013 or the date the executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a potential change in control or a change in control, each as defined in the agreement. If a potential change in control occurs during the term, the termination date is automatically extended to the later of the existing termination date or the date that is six months from the date of the potential change in control. If a change in control occurs during the term, the termination date will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the change in control occurred. Under each of the agreements, severance benefits are payable to an executive officer if, during the term of the agreement and after a change in control has occurred, the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location). Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include: (i) a lump sum cash payment equal to two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the change in control, potential change in control or good reason event; (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred; (iii) a lump sum payment for any amounts accrued under any other incentive plan; (iv) a continuation for 24 months of the life, disability and accident benefits the executive was receiving before the end of his employment; (v) a continuation for 18 months of the health and dental insurance benefits he or she was receiving before the end of his or her employment; (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers; (vii) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan; and (viii) all unvested restricted stock awards will immediately vest. Further, the Company provides certain medical benefits to retired executive officers who serve as chief executive officer or a vice president. A termination following a change in control will be deemed retirement for purposes of the provision of these medical benefits.

Page | 32	Versar, Inc. 2013 Proxy Statement

CHANGE IN CONTROL AGREEMENTS

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Otten would have received if his employment had been terminated on the last day of fiscal year 2013 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	650,000	439,600	40,848
Termination or resignation following a potential change of control	650,000	439,600	40,848
Successor fails to assume the contract	650,000	439,600	40,848

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Otten that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Wagonhurst would have received if his employment had been terminated on the last day of fiscal year 2013 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	520,000	234,000	32,907
Termination or resignation following a potential change of control	520,000	234,000	32,907
Successor fails to assume the contract	520,000	234,000	32,907

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Wagonhurst that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Ms. Downes would have received if her employment had been terminated on the last day of fiscal year 2013 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	460,000	197,200	22,138
Termination or resignation following a potential change of control	460,000	197,200	22,138
Successor fails to assume the contract	460,000	197,200	22,138

(1)	Payment for benefit costs paid by the Company on behalf of Ms. Downes that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Tyler would have received if his employment had been terminated on the last day of fiscal year 2013 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	420,000	145,520	23,436
Termination or resignation following a potential change of control	420,000	145,520	23,436
Successor fails to assume the contract	420,000	145,520	23,436

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Tyler that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

Page | 33	Versar, Inc. 2013 Proxy Statement

RISK CONSIDERATIONS

During fiscal year 2013, the Compensation Committee considered the impact of the Company’s executive compensation policies and practices, and the incentives created by its policies and practices, on the Company’s risk profile, and concluded that they do not motivate imprudent risk taking. In addition, the Committee periodically reviews all of the Company’s compensation policies and procedures, including the incentives they create, and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In conducting this review, the Committee also reviews the compensation program for any design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;
•	compensation mix overly weighted toward annual incentives;
•	highly leveraged payout curves and uncapped payouts;
•	unreasonable goals and thresholds; and
•	steep payout cliffs at performance levels that may encourage short-term business decisions to meet payout thresholds.

In reaching its conclusion, the Committee noted several design features of its compensation program that reduce the likelihood of excessive risk taking:

•	the Company’s program and policies are designed to provide a balanced mix of cash and restricted equity, annual and longer-term incentives;
•	maximum payout levels for non-equity incentive plan compensation are capped based on a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies;
•	the Committee has discretion to alter, including to reduce, incentive plan payouts or make discretionary awards; and
•	the Incentive Plan uses pre-tax income as the performance measure for determining incentive payouts, which encourages executives to take a balanced approach focused on corporate profitability, rather than other measures, such as revenue targets, which may incentivize executives to drive sales levels without regard to cost structure.

Page | 34	Versar, Inc. 2013 Proxy Statement

AUDIT COMMITTEE REPORT AND AUDITOR FEES

In fiscal year 2013, the Board’s Audit Committee consisted of four non-employee directors, James L. Gallagher (Chair), Ruth I. Dreessen, Dr. Robert L. Durfee and Paul J. Hoeper. Each member had been determined to be an independent director under NYSE MKT listing standards and SEC rules and regulations. Further, the Board has determined that Ms. Dreessen is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the 2013 fiscal year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for financial internal controls and other financial statement requirements under the Sarbanes Oxley Act. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 28, 2013. The review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee received written disclosures and a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton their independence. The Committee meets periodically and as necessary with Grant Thornton (with Company management present) to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, financial management, accounting and internal controls. The Committee also meets privately with Grant Thornton (without Company management present) as deemed necessary by the Committee. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 28, 2013 for filing with the SEC.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the SEC, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2013 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors:

James L. Gallagher, Chair

Ruth I. Dreessen

Dr. Robert L. Durfee

Paul J. Hoeper

Page | 35	Versar, Inc. 2013 Proxy Statement

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee has adopted a pre-approval policy for services and fees by its registered public accounting firm. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). All services by Grant Thornton rendered in fiscal years 2013 and 2012 received prior approval by the Audit Committee. The Committee expects that all services performed by Grant Thornton in fiscal year 2014 will be subject to pre-approval by the Audit Committee.

Audit Fees

In fiscal years 2013 and 2012, Versar paid Grant Thornton $280,004 and $265,844, respectively, for quarterly reviews and the annual fiscal year audit. Versar also made payments of $13,696 and $5,721 in fiscal years 2013 and 2012 to SGV & Co. for audit services in the Philippines. Versar paid Grant Thornton $30,554 for audit services in the United Kingdom in fiscal year 2013 and paid Mazars $24,490 for audit services in the United Kingdom in fiscal year 2012

Audit-Related Fees

Versar paid Grant Thornton $46,992 in fiscal year 2013 and $20,475 in fiscal year 2012 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2013 and 2012, Versar paid $195,494 and $107,400, respectively, to Grant Thornton for federal and state tax compliance services. Versar paid $4,293 and $4,200 in fiscal years 2013 and 2012 to SGV & Co. for tax advisory services in the Philippines.

All Other Fees

In fiscal years 2013 and 2012, Versar paid $14,018 and $0, respectively, to Grant Thornton for various tax consulting, including acquisition accounting advice. In fiscal year 2013, Versar paid Grant Thornton $5,334 for various tax consulting and stamp duty filings in the United Kingdom.

Page | 36	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and the rules of the Securities and Exchange Commission, we are providing Stockholders with a non-binding advisory vote on our compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the 2013 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal.

Stockholders are urged to read the sections of this Proxy Statement related to executive compensation, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussions, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we will ask our Stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions is hereby APPROVED.”

As an advisory vote, this proposal is not binding on the Company. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our Stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION COMMITTEE’S EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND DETERMINATIONS FOR OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

Page | 37	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO. 3 – ADVISORY VOTE ON FREQUENCY OF

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing Stockholders with a non-binding advisory vote on the compensation program for our named executive officers, and in accordance with recent legislation and the rules of the Securities and Exchange Commission (SEC), we are also providing our Stockholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation program for our named executive officers.

As discussed above under Advisory Vote on Executive Compensation, federal legislation adopted in July 2010 now requires public companies to conduct an advisory shareholder vote to approve the compensation of their named executive officers at least once every three years (the say-on-pay vote). This legislation also requires that Stockholders be given the opportunity, at least once every six years, to cast an advisory vote on whether the say-on-pay vote should be held every year, every two years or every three years (say-on-frequency vote).

Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions expressed by our Stockholders in these votes and will take into account the outcome of the vote when determining how frequently the say-on-pay vote should be conducted in the future.

After consideration of the various frequency levels, the Board has determined for purposes of this vote that an annual say-on-pay vote would be the most appropriate alternative for us at this time. Holding a say-on-pay vote every year will allow our Stockholders to provide us with direct input on our compensation strategy and practices and timely Stockholder feedback may be taken into consideration as part of the compensation review process.

Based on these considerations, the Board is recommending that Stockholders vote that the say-on-pay vote be held EVERY YEAR. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. The frequency which receives the highest number of votes cast by Stockholders will be considered by the Board as the frequency that has been selected by Stockholders. In the future, the Board may in its discretion decide to hold an advisory say-on-frequency vote more often than once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD THE SAY-ON-PAY VOTE EVERY YEAR.

Page | 38	Versar, Inc. 2013 Proxy Statement

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent registered public accounting firm of the Company for fiscal year 2014 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Page | 39	Versar, Inc. 2013 Proxy Statement

2014 ANNUAL MEETING OF THE STOCKHOLDERS

It is presently contemplated that the 2014 annual meeting of stockholders will be held on or about November 13, 2014. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2014 annual meeting of stockholders, it must be received by the Secretary of the Company no later than June 3, 2014, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2013 annual meeting of stockholders subsequent to June 3, 2014 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2014 annual meeting for which the Company does not receive notice on or before August 16, 2014 shall be subject to the discretionary vote of the proxy holders at the 2014 annual meeting of stockholders.

Page | 40	Versar, Inc. 2013 Proxy Statement

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Joshua J. Izenberg
Secretary

October 1, 2013

Page | 41	Versar, Inc. 2013 Proxy Statement